Exhibit 99.3

Equinix Media Contact:	Equinix Investor Relations Contact:
David Fonkalsrud K/F Communications, Inc. (415) 255-6506 dave@kfcomm.com	Jason Starr Equinix, Inc. (650) 513-7402 jstarr@equinix.com

FOR IMMEDIATE RELEASE

EQUINIX INCREASES 2007 OUTLOOK AND PROVIDES 2008 GUIDANCE

Equinix Also Provides 2007 Guidance and Projected 2008 Contribution from IXEurope Acquisition

FOSTER CITY, CA — September 14, 2007 — Equinix, Inc. (Nasdaq: EQIX), the leading provider of network-neutral data centers and Internet exchange services, today increased guidance for the third quarter and the full year of 2007, including anticipated results from Europe, following the IXEurope acquisition completed today. Equinix also provided projected 2007 results and 2008 guidance for the combined company.

For the third quarter of 2007, revenues are expected to be in the range of $101.0 to $102.0 million, including approximately $4.0 million from Europe. Cash gross margins are expected to be approximately 61%. EBITDA for the third quarter is expected to be between $38.0 and $39.0 million, including approximately $500,000 from Europe. Capital expenditures are expected to be approximately $105.0 to $110.0 million, including approximately $5.0 million of capital expenditures in Europe.

For the full year of 2007, total revenues are expected to be in the range of $413.0 to $415.0 million, including approximately $37.0 million anticipated from Europe. Total year cash gross margins are expected to be approximately 62%, including approximately $6.9 million of net cash costs attributed to its expansion IBXs. EBITDA for the year is expected to be between $149.0 and $151.0 million, including approximately $5.0 million anticipated from Europe. Capital expenditures for 2007 are expected to be $405.0 to $415.0 million, including approximately $40.0 million of ongoing capital expenditures and approximately $25.0 million of capital expenditures related to Europe. Expansion capital expenditures are for the build outs of the Frankfurt, London, Paris, Singapore, Tokyo and Washington, D.C. expansions opened this year, as well as the announced expansions in Chicago, London, Los Angeles, New York, Silicon Valley and

Washington D.C. metro areas. As previously announced, Equinix acquired two properties in 2007 for approximately $115.0 million.

As a result of the acquisition of IXEurope, Equinix’s long-term operating plan, which assumes currently open IBX centers and announced expansion centers achieve full capacity and assumes current pricing, is capable of generating revenues of $890.0 to $940.0 million of which $200.0 to $220.0 million is attributable to Europe. This long-term plan targets cash gross margins of greater than 65% and EBITDA margins of 45% to 50%.

For the full year of 2008, total revenues are expected to be in the range of $605.0 to $625.0 million, including $140.0 to $150.0 million anticipated from Europe. EBITDA for the year is expected to be between $234.0 and $250.0 million, including $42.0 to $50.0 million anticipated from Europe. Capital expenditures for 2008 are expected to be in a range of $260.0 to $270.0 million, comprised of approximately $30.0 million of ongoing capital expenditures and $230.0 to $240.0 million of expansion capital expenditures, including $50.0 million of capital expenditures in Europe.

“Equinix continues to experience strong customer demand across each of our markets and is positioned to deliver strong 2007 financial results,” said Steve Smith, CEO of Equinix. “With the closing of the IXEurope acquisition, a robust 2007 exit rate, and our expansion projects on track to open in the next few months, initial 2008 guidance demonstrates our ability to capitalize on the opportunity ahead with our market leadership position.”

About Equinix

Equinix is the leading global provider of network-neutral data center and interconnection services, offering premium colocation, traffic exchange and outsourced IT infrastructure solutions. Global enterprises, content companies, systems integrators and network service providers look to Equinix Internet Business Exchange (IBX®) centers for world-class reliability and network diversity. Equinix IBX centers serve as critical, core hubs for IP networks and Internet operations worldwide. With 35 IBX centers located in 17 strategic markets across North America, Europe and Asia-Pacific, Equinix enables customers to reliably operate their mission-critical infrastructure on a global basis.

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This press release contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from expectations discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the challenges of acquiring, operating and constructing IBX centers and developing, deploying and delivering Equinix services; unanticipated costs or difficulties relating to the integration of IXEurope into Equinix; a failure to receive significant revenue from customers in recently built out data centers; failure to complete any financing arrangements contemplated from time to time; competition from existing and new competitors; the ability to generate sufficient cash flow or otherwise obtain funds to repay new or outstanding indebtedness; the loss or decline in business from our key customers; the results of any litigation relating to past stock option grants and practices; and other risks described from time to time in Equinix’s filings with the Securities and Exchange Commission. In particular, see Equinix’s recent quarterly and annual reports filed with the Securities and Exchange Commission, copies of which are available upon request from Equinix. Equinix does not assume any obligation to update the forward-looking information contained in this press release.

Equinix and IBX are registered trademarks of Equinix, Inc. Internet Business Exchange is a trademark of Equinix, Inc.

Non-GAAP Financial Measures

Equinix continues to provide all information required in accordance with generally accepted accounting principles (GAAP), but it believes that evaluating its ongoing operating results may be difficult if limited to reviewing only GAAP financial measures. Accordingly, Equinix uses non-GAAP financial measures, such as non-GAAP revenues, EBITDA, cash cost of revenues and cash gross margins to evaluate its operations. In presenting these non-GAAP financial measures, Equinix excludes certain non-cash or non-recurring items that it believes are not good indicators of the Company’s current or future operating performance. These non-cash or non-recurring items are a non-recurring revenue adjustment with respect to 2006 results, depreciation, amortization, accretion, stock-based compensation, restructuring charges and, also with respect to 2006 results, the gain on its Honolulu IBX sale. Recent legislative and regulatory changes encourage use of and emphasis on GAAP financial metrics and require companies to explain why non-GAAP financial metrics are relevant to management and investors. Equinix excludes these non-cash or non-recurring items in order for Equinix’s lenders, investors, and industry analysts, who review and report on the Company, to better evaluate the Company’s operating performance and cash spending levels relative to its industry sector and competitor base.

Equinix excludes depreciation expense as these charges primarily relate to the initial construction costs of its IBX centers and do not reflect its current or future cash spending levels to support its business. Equinix’s IBX centers are long-lived assets, and have an economic life greater than ten years. The construction costs of its IBX centers do not recur and future capital expenditures remain minor relative to Equinix’s initial investment. This is a trend Equinix expects to continue. In addition, depreciation is also based on the estimated useful lives of Equinix’s IBX centers. These estimates could vary from actual performance of the asset, are based on historic costs incurred to build out Equinix’s IBX centers, and are not indicative of current or expected future capital expenditures. Therefore, Equinix excludes depreciation from its operating results when evaluating its operations.

In addition, in presenting the non-GAAP financial measures, Equinix excludes amortization expense related to certain intangible assets, as it represents a cost that may not recur and is not a good indicator of the Company’s current or future operating performance. Equinix excludes accretion expense, both as it relates to its asset retirement obligations as well as its accrued restructuring charge liabilities, as these expenses represent costs, which Equinix believes are not meaningful in evaluating the Company’s current operations. Equinix excludes non-cash stock-based compensation expense as it represents expense attributed to stock awards that have no current or future cash obligations. As such, Equinix, and its investors and analysts, exclude this stock-based compensation expense when assessing the cash generating performance of its operations. Equinix excludes restructuring charges from its non-GAAP financial measures. The restructuring charges relate to the Company’s decision to exit leases for excess space adjacent to several of its IBX centers, which it does not intend to build out now or in the future. With respect to its 2006 results, Equinix reports non-GAAP revenues and excludes the gain on Honolulu IBX sale. Non-GAAP revenues exclude a revenue adjustment recorded in the fourth quarter of 2006 in connection with Equinix’s adoption of Staff Accounting Bulletin No. 108, which is a one-time adjustment and will not recur. The gain on the Honolulu IBX sale represents a unique transaction for the Company and future sales of IBX centers are not expected. The Honolulu market was not considered a core, strategic market for the Company. Management believes such items as restructuring charges, the gain on the sale of an IBX center and the loss from conversion of debt are unique transactions that are not expected to recur, and consequently, does not consider these items as a normal component of expenses or income related to current and ongoing operations.

Equinix’s management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. However, Equinix has presented such non-GAAP financial measures to provide investors with an additional tool to evaluate its operating results in a manner that focuses on what management believes to be its core, ongoing business operations. Management believes that the inclusion of these non-GAAP financial measures provide consistency and comparability with past reports and provide a better understanding of the overall performance of the business and its ability to perform in subsequent periods. Equinix believes that if it did not provide such non-GAAP financial information, investors would not have all the necessary data to analyze Equinix effectively.

Investors should note, however, that the non-GAAP financial measures used by Equinix may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies. In addition, whenever Equinix uses such non-GAAP financial measures, it provides a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure.

Equinix does not provide forward-looking guidance for certain financial data, such as depreciation, amortization, accretion, stock-based compensation and net income (loss) from operations, and as a result, is not able to provide a reconciliation of GAAP to non-GAAP financial measures for forward-looking data. Equinix intends to calculate the various non-GAAP financial measures in future periods consistent with how it was calculated in prior periods.

We define EBITDA as income (loss) from operations less non-recurring revenue adjustments, depreciation, amortization, accretion, stock-based compensation expense, restructuring charges and the gain on Honolulu IBX sale and restructuring charges. As an example, following is a reconciliation for this for the six months ended June 30, 2007 (in thousands):

Income (loss) from operations	$3,253
Non-recurring revenue adjustment	—
Depreciation, amortization and accretion expense	43,486
Stock-based compensation expense	20,543
Restructuring charges	407
Gain on Honolulu IBX sale	—

EBITDA	$67,689

We define cash cost of revenues as cost of revenues less depreciation, amortization, accretion and stock-based compensation. As an example, following is a reconciliation for this for the six months ended June 30, 2007 (in thousands):

Cost of revenues	$108,374
Depreciation, amortization and accretion expense	(40,563)
Stock-based compensation expense	(2,141)

Cash cost of revenues	$65,670

We define cash gross profit as revenues less cash cost of revenues (as defined above). As an example, following is the Company's cash gross profit for the six months ended June 30, 2007 (in thousands):

Revenues	$176,946
Less cash cost of revenues	(65,670)

Cash gross profit	$111,276

We define cash gross margins as cash gross profit divided by revenues. As an example, following is the Company's cash gross margin for the six months ended June 30, 2007:

63%

We define EBITDA margin as EBITDA divided by revenues. As an example, following is the Company's EBITDA margin for the six months ended June 30, 2007 (in thousands):

EBITDA margin	38%